Exhibit 99.B(m)(4)(A)(i)

March 15, 2010

ING Investors Trust

7337 East Doubletree Ranch Road

Scottsdale, Arizona  85258

Re:                               Reduction in Fee Payable under the ING Investors Trust Shareholder Service Plan

Ladies and Gentlemen:

Pursuant to our letter agreement dated March 15, 2010, we have agreed to waive the shareholder service fee payable to us under the Shareholder Service Plan for Service Class Shares of ING Stock Index Portfolio (the “Portfolio”), a series of ING Investors Trust (the “Agreement”), of 0.01% of the average daily net assets attributable to Service Class Shares of the Portfolio from March 15, 2010 through and including May 1, 2011.

By this letter, we agree to waive this fee for the period from March 15, 2010 through and including May 1, 2011.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

/s/ Todd Modic

Todd Modic
Senior Vice President
ING Funds Distributor, LLC

Agreed and Accepted:

ING Investors Trust

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

7337 E. Doubletree Ranch Rd.	Tel: 480-477-3000	ING Funds Distributor, LLC
Scottsdale, AZ 85258-2034	Fax: 480-477-2744
www.ingfunds.com